Exhibit 99.1
FOR IMMEDIATE RELEASE - EARNINGS

HOUSTON, August 3, 2017 -- Atwood Oceanics, Inc. (NYSE: ATW) ("Company"), announced today that it had recognized a net loss of 4.3 million or $(0.05) per diluted share, on revenues of $117.2 million for the quarter ended June 30, 2017 compared to net loss of 28.9 million or $(0.37) per diluted share on revenues of $167.7 million for the quarter ended March 31, 2017 and compared to net income of $99.5 million or $1.53 per diluted share, on revenues of $227.8 million for the quarter ended June 30, 2016. For the nine months ended June 30, 2017, the Company recognized a net loss of 23.5 million or $(0.32) per diluted share, on revenues of $442.5 million compared to net income of $261.0 million or $4.02 per diluted share, on revenues of $832.0 million for the nine months ended June 30, 2016.

Rob Saltiel, President and Chef Executive Officer, commented on the Company’s third quarter financial results. “Our third quarter revenues were impacted negatively by lower fleet revenue efficiency due to isolated downtime incidents. In contrast, the rig fleet operated at a revenue efficiency of approximately 99% for the month of July. Third quarter contract drilling costs were significantly lower than those of the second quarter due to excellent cost control and efficient progression of the Atwood Condor project as this rig prepares for work in Australia commencing January 2018.”

During the nine months ended June 30, 2016, we repurchased, through open market transactions, $159.3 million aggregate principal amount of our Senior Notes for $102.5 million, including accrued interest. As a result of the repurchases, we recognized a total gain on debt retirement, net of the related debt issuance costs and premium, of $58.9 million ($44.1 million, net of tax, or $0.68 per diluted share) in Gains on extinguishment of debt on our Condensed Consolidated Statements of Operations for the nine ended June 30, 2016.

These repurchases, in the nine month periods ended June 30, 2016, allowed us to reduce our outstanding indebtedness and related interest expense at a significant discount to the face value of our Senior Notes. The gain associated with the repurchases was subject to tax and increased our effective tax rate. However, due to the availability of operating loss carry-forwards the actual cash tax impact was minimal. The repurchases were made using available cash balances.

Pending Merger with Ensco plc ("Ensco")
On May 29, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Ensco and Echo Merger Sub LLC, a wholly owned subsidiary of Ensco (“Merger Sub”), pursuant to which Ensco will acquire the Company in an all-stock transaction. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $1.00 per share (other than shares of Company common stock held by Ensco, Merger Sub or the Company), will be converted into the right to receive 1.60 validly issued, fully paid and nonassessable Class A ordinary shares of Ensco, nominal value $0.10.
The Merger Agreement contains customary representations, warranties and covenants by the Company, Merger Sub and Ensco. The Merger Agreement also contains customary pre-closing covenants, including the obligation of the Company and Ensco to conduct their respective businesses in the ordinary course of business and to refrain from taking specified actions without the consent of the other party.
The consummation of the Merger is subject to satisfaction of customary closing conditions, including among other things, the approval of the allotment and issuance of Ensco shares by Ensco’s shareholders, approval of the Merger by both the Company’s and Ensco's shareholders, the expiration or termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (the "HSR Act") and similar regulatory clearances in certain other jurisdictions. On June 29, 2017, the transaction received early termination of the waiting period under the HSR Act. The Merger is expected to close in the third quarter of calendar 2017.

Conference Call

Given the proposed Merger with Ensco, the Company will not hold a conference call to discuss its quarterly results.

	For the Three Months Ended
	(Unaudited)
(In thousands, except per share amounts)	June 30, 2017	March 31, 2017	June 30, 2016
Revenues	$117,234	$167,706	$227,797
Income (Loss) before Income Taxes	(1,768)	(27,316)	120,116
Provision for Income Taxes	(2,581)	(1,546)	(20,611)
Net Income (Loss)	$(4,349)	$(28,862)	$99,505

Earnings per Common Share -
Basic	$(0.05)	$(0.37)	$1.54
Diluted	$(0.05)	$(0.37)	$1.53

	Nine Months Ended
	(Unaudited)
(In thousands, except per share amounts)	June 30, 2017	June 30, 2016
Revenues	$442,496	$831,967
Income (Loss) before Income Taxes	(17,021)	306,837
Provision for Income Taxes	(6,520)	(45,814)
Net Income (Loss)	$(23,541)	$261,023

Earnings per Common Share -
Basic	$(0.32)	$4.03
Diluted	$(0.32)	$4.02

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Nine Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
REVENUES:
Contract drilling	$111,803	$217,818	$423,906	$794,979
Revenues related to reimbursable expenses	5,431	9,979	18,590	36,988
Total revenues	117,234	227,797	442,496	831,967

COSTS AND EXPENSES:
Contract drilling	48,182	80,524	178,129	301,094
Reimbursable expenses	3,245	5,489	14,521	22,898
Depreciation	38,500	41,084	121,751	124,964
General and administrative	15,557	12,028	43,193	38,693
Asset impairment	211	(659)	59,173	64,773
Loss on sale of assets	379	—	261	77
Other, net	—	16	—	(1,044)
	106,074	138,482	417,028	551,455

OPERATING INCOME	11,160	89,315	25,468	280,512

OTHER (EXPENSE) INCOME:
Interest expense, net of capitalized interest	(13,636)	(19,674)	(43,464)	(50,533)
Interest income	708	9	975	19
Gains on extinguishment of debt	—	50,466	—	58,863
Other income	—	—	—	17,976
	(12,928)	30,801	(42,489)	26,325

(LOSS) INCOME BEFORE INCOME TAXES	(1,768)	120,116	(17,021)	306,837
PROVISION FOR INCOME TAXES	2,581	20,611	6,520	45,814
NET (LOSS) INCOME	$(4,349)	$99,505	$(23,541)	$261,023

(LOSS) EARNINGS PER COMMON SHARE (NOTE 3):
Basic	$(0.05)	$1.54	$(0.32)	$4.03
Diluted	$(0.05)	$1.53	$(0.32)	$4.02
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (NOTE 3):
Basic	80,542	64,795	74,515	64,750
Diluted	80,542	64,847	74,515	64,852

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED ANALYSIS OF REVENUES AND DRILLING COSTS

	REVENUES
	Three Months Ended			Nine Months Ended
(In millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Ultra-Deepwater	$109	$162	$182	$419	$553
Deepwater	—	—	—	—	131
Jackups	3	—	36	5	111
Reimbursable	5	6	10	18	37
	$117	$168	$228	$442	$832

	DRILLING COSTS
	Three Months Ended			Nine Months Ended
(In millions)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Ultra-Deepwater	$43	$53	$54	$146	$168
Deepwater	—	—	10	1	71
Jackups	7	11	16	32	62
Reimbursable	3	5	5	15	23
Other	(2)	—	1	(1)	—
	$51	$69	$86	$193	$324

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)	June 30, 2017	September 30, 2016
	(Unaudited)
ASSETS
Cash	$474,313	$145,427
Accounts receivable, net	78,140	113,091
Income tax receivable	2,769	6,095
Inventories of materials and supplies, net	102,444	109,925
Prepaid expenses, deferred costs and other current assets	13,617	18,504
Total current assets	671,283	393,042

Property and equipment, net	4,137,741	4,127,696

Other receivables	11,831	11,831
Deferred income taxes	165	165
Deferred costs and other assets	7,174	7,058
Total assets	$4,828,194	$4,539,792

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$35,822	$25,299
Accrued liabilities	11,034	7,868
Interest payable	13,571	7,096
Income tax payable	7,239	8,294
Deferred credits and other liabilities	8,663	799
Total current liabilities	76,329	49,356

Long-term debt	1,298,136	1,227,919
Deferred income taxes	1,815	1,202
Deferred credits	12,429	—
Other	39,663	30,929
Total long-term liabilities	1,352,043	1,260,050

Commitments and contingencies (Note 9)

Preferred stock, no par value, 1,000 shares authorized, none outstanding	—	—
Common stock, $1.00 par value, 180,000 shares authorized with 80,544 issued (Note 10) and outstanding as of June 30, 2017 and 180,000 shares authorized and 64,799 shares issued and outstanding as of September 30, 2016	80,544	64,799
Paid-in capital	413,831	237,542
Retained earnings	2,905,334	2,929,839
Accumulated other comprehensive loss	113	(1,794)
Total shareholders' equity	3,399,822	3,230,386
Total liabilities and shareholders' equity	$4,828,194	$4,539,792

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30,
(In thousands)	2017	2016
Cash flows from operating activities:
Net (loss) income	$(23,541)	$261,023
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	121,751	124,964
Amortization	4,357	2,407
Provision for doubtful accounts	2,472	4,619
Deferred income tax benefit	86	(378)
Share-based compensation expense	10,657	8,224
Asset impairment	59,173	64,753
Loss (gain) on sale of assets	261	(71)
Gain on extinguishment of debt	—	(58,863)
Other, net	—	(1,137)
Changes in assets and liabilities:
Accounts receivable	32,479	121,964
Income tax receivable	3,326	511
Inventories of materials and supplies	(891)	12,988
Prepaid expenses, deferred costs and other current assets	6,324	19,377
Deferred costs and other assets	(6,440)	(1,019)
Accounts payable	911	(33,674)
Accrued liabilities	10,400	(3,274)
Income tax payable	(1,055)	(376)
Deferred credits and other liabilities	28,558	(6,623)
Net cash provided by operating activities	248,828	515,415

Cash flows from investing activities:
Capital expenditures	(173,246)	(198,248)
Proceeds from sale of assets	2,338	20,813
Net cash used in investing activities	(170,908)	(177,435)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	125,000	45,000
Principal payments on long-term debt	(55,000)	(290,110)
Dividends paid	—	(21,746)
Payments related to exercise of stock options	—	(930)
Proceeds from issuance of common stock	180,966	—
Windfall tax benefits from share-based payment arrangements	—	14,797
Net cash provided by (used in) financing activities	250,966	(252,989)
Net increase in cash and cash equivalents	328,886	84,991
Cash and cash equivalents, at beginning of period	145,427	113,983
Cash and cash equivalents, at end of period	$474,313	$198,974

Non-cash activities:
Increase in accounts payable related to capital expenditures	$9,612	$7,902

Atwood Oceanics, Inc. is a leading offshore drilling company engaged in the drilling and completion of exploration and development wells for the global oil and gas industry. The Company currently owns 10 mobile offshore drilling units and is constructing two ultra-deepwater drillships. The Company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW." For more information about the Company, please visit www.atwd.com.

Contact: Mark W. Smith
Senior Vice President and Chief Financial Officer
(281) 749-7840